Results of the Transaction


                  At Special Meetings held on December 30, 1995, the Limited Partners of each of Enex Oil & Gas Income Program II-1, L.P., Enex Oil & Gas Income Program II-2, L.P., Enex Oil & Gas Income Program II-3, L.P., and Enex Oil & Gas Income Program II-4, L.P. (collectively, the "Partnerships") approved the dissolution and liquidation of the Partnerships. In January 1996, Enex Resources Corporation, as general partner of each of the Partnerships (in such capacity, the "General Partner"), entered into sales agreements regarding certain Partnership properties with the highest third-party bidders whose bids exceeded the fair market values of such properties as estimated by H. J. Gruy and Associates, Inc. ("Gruy"), an independent petroleum consulting firm retained by the Partnerships to appraise the Partnerships' properties. Properties for which no bids were received at or above Gruy's estimated fair market value were purchased by the General Partner in exchange for the discharge of outstanding Partnership indebtedness to the General Partner in the amount of such estimated fair market value.

                  Pursuant to these liquidations, (i) all of the properties of Enex Oil & Gas Income Program II-1, L.P. were sold for $264,192 as follows: N.W. Esperance Point B & C, Burkholder and Steamboat properties were sold to third-party purchasers for $6,811 in cash, and the Comite and East Seven Sisters properties were sold to the General Partner for $257,381 in discharge of Partnership indebtedness owed to the General Partner; (ii) all of the properties of Enex Oil & Gas Income Program II-2 L.P. were sold for $227,081 as follows: the Steamboat property was sold to a third-party purchaser for $788 in cash, and the Comite and East Seven Sisters properties were sold to the General Partner for $226,293 in discharge of Partnership indebtedness owed to the General Partner; (iii) all of the properties of Enex Oil & Gas Income Program II-3, L.P. were sold for $213,524 as follows: the Steamboat, Newport and Hanson properties were sold to third-party purchasers for $58,868 in cash, and the Comite, East Seven Sisters and Blair properties were sold to the General Partner for $154,656 in discharge of Partnership indebtedness owed to the General Partner; and (iv) all of the properties of Enex Oil & Gas Income Program II-4, L.P. were sold for $187,098 as follows: the Steamboat, Newport and Hanson properties were sold to third-party purchasers for $56,807 in cash, and the Comite, East Seven Sisters and Blair properties were sold to the General Partner for $130,291 in discharge of Partnership indebtedness owed to the General Partner.

                  The proceeds of such sales and each Partnership's remaining assets were used to partially discharge each Partnership's outstanding debt, principally owed to the General Partner. Since such proceeds and assets were insufficient to fully discharge any Partnership's outstanding debt, there was no cash or assets available for distribution to the Limited Partners. On February 15, 1996, the General Partner filed a Certificate of Cancellation for each Partnership with the Office of the Secretary of State of the State of Texas pursuant to Section 2.03 of the Texas Revised Limited Partnership Act, cancelling each Partnership's Certificate of Limited Partnership.

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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    March 18, 1996                          ENEX RESOURCES CORPORATION


                                                By: /s/ Robert E. Densford
                                                    -----------------------
                                                        Robert E. Densford
                                                        Vice President-Finance,
                                                        Secretary and Treasurer

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